Exhibit 99.1

Beyond Commerce Appoints Mr. Henry Gurley to its Board of Directors

LAS VEGAS, NV (Accesswire) – July 8, 2020 – Beyond Commerce, Inc. (OTC Pink: BYOC) (the “Company”), a provider of B2B internet marketing analytics, technologies and services, is pleased to announce the appointment of Mr. Henry Gurley to its Board of Directors.

Geordan Pursglove, Beyond Commerce’s Chief Executive Officer, commented, “We are extremely pleased to welcome Henry to our Board of Directors. The Board believes that Mr. Gurley’s extensive experience in the capital markets and finance industry makes him well-qualified to help lead the Company towards pursing its strategies for growth.”

"I am honored to join the board of directors of Beyond Commerce and lend my expertise and network of relationships to the company," Mr. Gurley said. "I am impressed with what Geordan and his team have skillfully accomplished by focusing on improving customer service experiences and identifying new acquisition opportunities. I look forward to building long-term value for our Beyond Commerce shareholders."

Mr. Gurley combines over 30 years of experience in capital markets and corporate finance. In 2016, Mr. Gurley joined Boustead Securities, an investment banking firm that provides global capital markets services to top tier, high growth companies, where he currently serves as a managing director. In 2012, prior to joining Boustead. Mr. Gurley co-founded BuzBux, Inc, a real-time marketing network that allows small and medium-sized businesses to deliver customized mobile coupon offers to their customers’ cell phones. From 2005 to 2012, Mr. Gurley was a Senior Vice President and branch manager at Newport Coast Securities, a full-service broker dealer in New York, where he was primarily involved in investment banking, sales trading and served on the firm’s investment banking committee. Mr. Gurley is a graduate of the University of Virginia, McIntire School of Commerce and holds a Bachelor of Science degree in finance.

About Beyond Commerce, Inc.

Beyond Commerce, Inc. (OTC Pink: BYOC) is focused on business combinations of “big data” companies in global B2B internet marketing analytics, technologies and services. The Company’s objective is to develop and deploy disruptive strategic software technology that will build on organic growth potential and to exploit cross-selling opportunities. Beyond Commerce plans to offer a cohesive global digital product and services platform to provide clients with a single point of contact for their big data, marketing and related sales initiatives. For additional information, please visit: https://beyondcommerceinc.com and https://www.service800.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the "safe harbor" created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "design," "estimate," "except," "forecast,"  "goal," "intend," "look forward to," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would," or the negatives or other tense of such terms and other similar expressions intended to identify forward-looking statements and similar expressions. We use forward-looking statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Contact Information:

investors@beyondcommerceinc.com
p702-675-8022

ClearThink

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